Exhibit 99.1

GameStop Reports Third Quarter 2014 Results

New hardware sales increase 147.4%

Digital receipts rise 52.4%

2014 Full Year Guidance Range Narrowed to $3.40 to $3.55; Indicates 13.5% to 18.5% Growth for 2014

GRAPEVINE, Texas--(BUSINESS WIRE)--November 20, 2014--GameStop Corp. (NYSE: GME), a family of specialty retail brands that makes the most popular technologies affordable and simple, today reported sales and earnings for the third quarter ended November 1, 2014.

Third Quarter Results

Total global sales for the third quarter of 2014 were $2.09 billion, a decline of 0.7% compared to $2.11 billion in the prior year quarter. Consolidated comparable store sales were -2.3%. Topline and comparable store sales were negatively impacted by the delayed release of Assassin’s Creed Unity.

During the quarter, new hardware sales increased 147.4%, greatly outpacing industry growth of 102.4%. After the first 12 months since launch, the U.S. installed base of the Sony PlayStation 4 and Microsoft Xbox One is 73% greater than the PlayStation 3 and Xbox 360 base was over the same period.

The company reached 47.3% new software market share during the quarter, its second highest ever, despite new software sales declining 34.4%. The decrease was primarily due to overlapping the company’s record market share of last year’s AAA titles, such as Grand Theft Auto V, Battlefield 4, Batman: Arkham Origins, Pokemon X/Y, and Assassin’s Creed IV: Black Flag.

The pre-owned/value category recorded its third straight quarter of positive growth, +2.6%, led by consumers discovering value in the affordably priced pre-owned video game consoles.

Sales in the mobile & consumer electronics category rose 125.0%, led by continued expansion and strong results of Spring Mobile. The Technology Brands segment contributed 11.0% of the company’s third quarter operating profit, driven by an 11% operating margin.

Non-GAAP digital receipts increased 52.4% to $210.3 million, or $54.9 million of sales on a GAAP basis, led by growth of downloadable content, platform currency and international digital sales.

Global multichannel sales (mobile, web-in-store, pick-up at store, ecommerce) improved 20.1% over last year, led by 91.4% growth in the pick-up at store program, where customers can hold a product online and pick it up at a local store. The GameStop mobile app now has six million installs and 69% of www.gamestop.com’s visits originate from a mobile phone or tablet.

“Overall, most of our major product categories performed very well, but our third quarter results were impacted by Assassin’s Creed Unity moving out of October,” stated Paul Raines, chief executive officer. “As we look at the holiday quarter, we are focused on relentlessly applying our competitive advantages: convenience, strong CRM, knowledgeable associates and value through our unique forms of currency, which include buy-sell-trade and the new PowerUp Rewards credit card, to deliver a successful quarter.”

In the third quarter, as a result of the sale and shutdown of certain business operations, the company recorded non-recurring charges of $13.9 million, $7.9 million net of tax benefits, or $0.07 per share. A reconciliation of non-GAAP adjusted net income to GAAP net income is included with this release (Schedule III).

Excluding the one-time charges, GameStop’s adjusted net earnings for the third quarter were $64.3 million compared to net earnings of $68.6 million in the prior year quarter. Adjusted diluted earnings per share were $0.57 compared to adjusted diluted earnings per share of $0.58 in the prior year quarter.

Including the one-time charges, GameStop’s third quarter net earnings were $56.4 million compared to net earnings of $68.6 million in the prior year quarter. Diluted earnings per share were $0.50 compared to diluted earnings per share of $0.58 in the prior year quarter.

Capital Allocation Update

During the third quarter of 2014, GameStop repurchased 3.58 million shares at an average price of $40.25, or $144.0 million of stock, representing the highest amount deployed in a quarter since the company began its buyback program. Year-to-date, 6.8 million shares, or $271.7 million of stock, have been repurchased. Life-to-date, 67.4 million shares have been repurchased at an average price of $24.36 for a total of $1.64 billion.

In September 2014, the company announced that it had issued $350 million in aggregate principal amount of 5.50% senior notes due 2019 (which represents an upsizing of $100 million). The net proceeds from the offering were used to pay down the remaining outstanding balance of its asset-based facility and will be used for general corporate purposes, which may include acquisitions, dividends and stock buybacks.

On November 11, 2014, the company announced that its board of directors approved a new $500 million share repurchase plan, replacing the remaining $176 million available on the existing authorization. GameStop’s board of directors also declared a quarterly cash dividend of $0.33 per common share payable on December 16, 2014, to shareholders of record as of the close of business on November 25, 2014.

Earnings Guidance

Based on several titles being moved out of 2014 and the current sales trends of prior gen software, GameStop is narrowing its previous guidance. For the fourth quarter of fiscal 2014, GameStop expects comparable store sales to range from -5.0% to +2.0%. Diluted earnings per share are expected to range from $2.08 to $2.24, representing +10.0% to +18.5% growth over the prior year quarter.

For fiscal year 2014, diluted earnings per share are now expected to range from $3.40 to $3.55, excluding the non-recurring charges of $0.07, representing +13.5% to +18.5% growth over the prior year. Full year comparable store sales are now expected to range from +2.0% to +5.0%.

Note: Current guidance only includes the effect of the shares repurchased thus far in fiscal 2014.

Conference Call Information

A conference call with GameStop Corp.’s management is scheduled for November 20, 2014 at 4:00 p.m. CST to discuss the company’s financial results. The phone number for the call is 1-800-499-7921 and the pass code is 3850392. This call can also be accessed at GameStop Corp.’s investor relations home page at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s corporate website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is a global, multichannel video game, consumer electronics and wireless services retailer. GameStop operates more than 6,600 stores across 14 countries. The company’s consumer product network also includes www.gamestop.com; www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the world’s leading print and digital video game publication; and www.buymytronics.com, an online consumer electronics trade-in platform. In addition, our Technology Brands segment includes our Simply Mac, Spring Mobile and Cricket stores. Simply Mac, www.simplymac.com, operates 46 stores, selling the full line of Apple products, including laptops, tablets, and smartphones and offering Apple certified warranty and repair services. Spring Mobile, http://springmobile.com, sells post-paid AT&T services and wireless products through its 311 AT&T branded stores. Cricket Wireless, www.cricketwireless.com, offers pre-paid wireless services, devices and related accessories. We operate 51 Cricket stores in select markets throughout the United States.

General information about GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Non-GAAP Measures

As a supplement to our financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), GameStop uses certain non-GAAP measures, such as digital receipts, to provide a clearer perspective of the current operating performance of the company. GameStop defines digital receipts as the full amount paid by the customer for digital content at the time of sale and/or the value attributed to digital content when physical and digital products are sold combined. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported GAAP financial results.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the fourth quarter and fiscal 2014, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the risks associated with international operations, wireless industry operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Feb. 1, 2014 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	13 weeks	13 weeks
	ended	ended
	Nov 1, 2014	Nov 2, 2013

Net sales	$2,092.2	$2,106.7
Cost of sales	1,470.0	1,508.3

Gross profit	622.2	598.4

Selling, general and administrative
expenses	494.3	448.5
Depreciation and amortization	38.1	40.8

Operating earnings	89.8	109.1

Interest expense, net	3.1	0.7

Earnings before income tax expense	86.7	108.4

Income tax expense	30.3	39.8

Net income	$56.4	$68.6

Net income per common share:
Basic	$0.50	$0.59
Diluted	$0.50	$0.58

Dividends per common share	$0.33	$0.275

Weighted average common shares
outstanding:
Basic	111.9	116.8
Diluted	112.9	118.1

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	70.3%	71.6%

Gross profit	29.7%	28.4%

Selling, general and administrative
expenses	23.6%	21.3%
Depreciation and amortization	1.8%	1.9%

Operating earnings	4.3%	5.2%

Interest expense, net	0.2%	0.0%

Earnings before income tax expense	4.1%	5.2%

Income tax expense	1.4%	1.9%

Net income	2.7%	3.3%

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	39 weeks	39 weeks
	ended	ended
	Nov 1, 2014	Nov 2, 2013

Net sales	$5,819.9	$5,355.7
Cost of sales	4,020.4	3,697.6

Gross profit	1,799.5	1,658.1

Selling, general and administrative
expenses	1,450.7	1,319.3
Depreciation and amortization	116.4	123.7

Operating earnings	232.4	215.1

Interest expense, net	4.8	2.9

Earnings before income tax expense	227.6	212.2

Income tax expense	78.6	78.5

Net income	$149.0	$133.7

Net income per common share:
Basic	$1.31	$1.14
Diluted	$1.30	$1.12

Dividends per common share	$0.99	$0.825

Weighted average common shares
outstanding:
Basic	113.5	117.7
Diluted	114.4	118.9

Percentage of Net Sales:

Net sales	100.0%	100.0%
Cost of sales	69.1%	69.0%

Gross profit	30.9%	31.0%

Selling, general and administrative
expenses	24.9%	24.6%
Depreciation and amortization	2.0%	2.3%

Operating earnings	4.0%	4.1%

Interest expense, net	0.1%	0.1%

Earnings before income tax expense	3.9%	4.0%

Income tax expense	1.3%	1.5%

Net income	2.6%	2.5%

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	Nov 1,	Nov 2,
	2014	2013
ASSETS:
Current assets:
Cash and cash equivalents	$374.0	$471.9
Receivables, net	116.9	88.6
Merchandise inventories, net	1,714.4	1,717.0
Prepaid expenses and other current assets	179.3	125.0
Deferred income taxes	59.1	55.0
Total current assets	2,443.7	2,457.5

Property and equipment:
Land	20.1	21.3
Buildings & leasehold improvements	625.1	604.0
Fixtures and equipment	890.8	952.9
Total property and equipment	1,536.0	1,578.2

Less accumulated depreciation and amortization	1,071.0	1,105.3
Net property and equipment	465.0	472.9

Goodwill	1,408.5	1,371.4
Other noncurrent assets	324.4	263.2
Total assets	$4,641.6	$4,565.0

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,316.1	$1,356.6
Accrued liabilities	814.6	959.0
Income taxes payable	16.9	-
Current portion of debt	3.8	-
Total current liabilities	2,151.4	2,315.6

Other long-term liabilities	131.4	102.1
Long-term debt	350.2	-
Total liabilities	2,633.0	2,417.7

Stockholders' equity	2,008.6	2,147.3
Total liabilities and stockholders' equity	$4,641.6	$4,565.0

GameStop Corp.

Schedule I
Sales Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Nov 1, 2014		Nov 2, 2013
	Net	Percent	Net	Percent
	Sales	of Total	Sales	of Total
Net Sales (in millions):

New video game hardware	$449.7	21.5%	$181.8	8.6%
New video game software	743.7	35.5%	1,133.1	53.8%
Pre-owned and value video game products	499.3	23.9%	486.6	23.1%
Video game accessories	132.6	6.4%	98.0	4.6%
Digital	54.9	2.6%	46.0	2.2%
Mobile and consumer electronics	126.0	6.0%	56.0	2.7%
Other	86.0	4.1%	105.2	5.0%

Total	$2,092.2	100.0%	$2,106.7	100.0%

Schedule II
Gross Profit Mix
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	Nov 1, 2014		Nov 2, 2013
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$48.4	10.8%	$13.7	7.5%
New video game software	172.7	23.2%	249.1	22.0%
Pre-owned and value video game products	237.8	47.6%	216.6	44.5%
Video game accessories	49.9	37.6%	38.1	38.9%
Digital	35.2	64.1%	31.9	69.3%
Mobile and consumer electronics	50.5	40.1%	9.3	16.6%
Other	27.7	32.2%	39.7	37.7%

Total	$622.2	29.7%	$598.4	28.4%

GameStop Corp.

Schedule III
(in millions)
(unaudited)
Non-GAAP results

The following table reconciles the company's net income and earnings per share as presented in its unaudited Consolidated Statements of Operations and prepared in accordance with Generally Accepted Accounting Principles ("GAAP") to its non-GAAP net income and earnings per share, which excludes the effects of business divestitures.

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	Nov. 1, 2014	Nov. 2, 2013	Nov. 1, 2014	Nov. 2, 2013
GAAP Net Income	$56.4	$68.6	$149.0	$133.7

Business divestitures	13.9	-	13.9	-
Tax benefit	(6.0)	-	(6.0)	-

Non-GAAP Net Income	$64.3	$68.6	$156.9	$133.7

Non-GAAP earnings per share
Basic	$0.57	$0.59	$1.38	$1.14
Diluted	$0.57	$0.58	$1.37	$1.12

Number of shares used in non-GAAP calculation
Basic	111.9	116.8	113.5	117.7
Diluted	112.9	118.1	114.4	118.9

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130